Exhibit D-4


                    COMMONWEALTH OF VIRGINIA
                  STATE CORPORATION COMMISSION

                                   AT RICHMOND, February 19, 1997

APPLICATION OF

APPALACHIAN POWER COMPANY

                                               CASE NO. PUA960054

For Approval to amend Schedule "A" to an existing service agreement with an affiliate


                    ORDER GRANTING AUTHORITY


     Appalachian Power Company ("Appalachian", "Company", "Applicant") has filed an application with the Commission under the Public Utilities Affiliates Act for authority to amend Schedule A ("Proposed Amendment") to the Existing Service Agreement with American Electric Power Service Corporation ("Service Corporation"), both of which are wholly owned subsidiaries of American Electric Power Company, Inc. ("American"), a holding company registered under the Public Utility Holding Company Act of 1935 (the "1935 Act").

     Appalachian states in the application that this Commission approved in an Order entered on May 13, 1980, in Case No. PUA800020, a service agreement including Schedule A thereto (the "Existing Service Agreement") which was dated January 1, 1980, between the Company and the Service Corporation. The Service Corporation currently provides services under the Service Agreements (such agreements together with the Existing Service Agreement collectively, the "Service Agreements") to American, eight electric utility companies (AEP Generating Company, APCo, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, Kingsport Power Company, Ohio Power Company and Wheeling Power Company) collectively, the "Electric Utility Companies", and various active and inactive non-utility companies, including coal subsidiaries of certain Electric Utility Companies, AEP Energy Services, Inc., AEP Resources, Inc., AEP Resources International, Limited and AEP Investments, Inc.

     Appalachian also states in the application that, in order to better position American and its subsidiaries for increasing competition among electric suppliers, the Service Corporation and Electric Utility Companies began to realign their organizations to create distinct power generation and energy transmission and distribution groups on January 1, 1996. The realignment establishes four (4) functional business units: Power Generation; Energy Transmission and Distribution; Nuclear Generation; and Corporate Development. The business units and support services are functional organizations placed over existing corporate structures. As a result of the realignment, no new entities will be formed and no assets will be transferred. Also, as a result of the realignment, the Company expects the Service Corporation and Electric Utility Companies to provide improved services more efficiently.

     Accordingly, Appalachian states that, as a result of the realignment of the Service Corporation and the Electric Utility Companies, numerous changes to Schedule A are required. The Proposed Amendment will revise the structure of the groups set forth in the Schedule as well as the allocation ratios employed to bill costs to the Electric Utility Companies. Also, with the centralization of management of the Electric Utility Companies, the review and approval of new work orders and monthly billings will change. Appalachian also proposes that Schedule A be amended to allow costs accumulated on a job or project work order performed for two or more companies to be allocated among the companies, in addition to the ratios used for functional work orders, on specific ratios as identified in the application, where appropriate.

     The Existing Service Agreement may be terminated upon not less than one year's written notice by either the Company or the Service Corporation. The Service Agreement may be terminated without notice if performance under the Service Agreement conflicts with
(i) any rule, regulation or order of the Securities and Exchange Commission issued pursuant to the provisions of the 1935 Act, or
(ii) any rule, regulation or order of any state commission or other state body having jurisdiction.

     THE COMMISSION, upon consideration of the application and representations of Applicant and having been advised by its Staff, is of the opinion and finds that the above described Proposed Amendment to the Existing Service Agreement between Appalachian and the Service Corporation would be in the public interest and should be approved. Accordingly,

     IT IS ORDERED:

     1) That, pursuant to Sec. 56-77 of the Code of Virginia, Appalachian Power Company is hereby authorized to amend Schedule A to the Existing Service Agreement with American Electric Power Service Corporation under the terms and conditions described herein;

     2)   That should any terms and conditions of the Service
Agreement and/or Schedule A change from those described herein, Commission approval shall be required for such changes;

     3) That the authority granted herein shall have no ratemaking implications;

     4) That the authority granted herein shall not preclude the Commission from exercising the provisions of Sec. 56-78 and Sec.
56-80 of the Code of Virginia hereafter;

     5) That the Commission reserves the right to examine the books and records of any affiliate in connection with the authority granted herein whether or not such affiliate is regulated by this Commission, pursuant to Sec. 56-79 of the Code of Virginia;

     6) That Applicant shall file an affiliated transaction report with the Director of Public Utility Accounting of the Commission on an annual basis, such report to include, by month the following: 1) a description of transactions provided by the Service Corporation, and 2) component costs of each transaction (i.e., labor (direct/indirect), fringe benefits, materials, supplies, overheads, etc.);

     7) That such report shall be filed with the Director of Public Utility Accounting by no later than May 1 of each year, for the preceding calendar year, the first of such reports due on or before August 29, 1997, for the calendar year 1996; and

     8) That there appearing nothing further to be done in this matter, the same be, and it hereby is, dismissed.

     AN ATTESTED COPY hereof shall be sent to Applicant, care of H. Allen Glover, Jr., Esquire, Woods, Rogers & Hazlegrove P.L.C., P.O. Box 14125, Roanoke, Virginia 24038-4125; and delivered to the
Director of Public Utility Accounting of the Commission.

                         /s/ William J. Bridge
                    Clerk of the State Corporation Commission